SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2010

COLUMBUS MCKINNON CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK
(State or other jurisdiction of incorporation)

0-27618	16-0547600
(Commission File Number)	(IRS Employer Identification No.)

140 JOHN JAMES AUDUBON PARKWAY, AMHERST, NEW YORK	14228-1197

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (716) 689-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 20, 2010, Columbus McKinnon Corporation (the “Company”) entered into an amendment (the “Amendment”) to its existing Fourth Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) dated as of December 31, 2009 among the Company and certain subsidiaries of the Company party thereto (together with the Company, the “Borrowers”); Bank of America, N.A., JP Morgan Chase Bank, N.A., RBS Citizens Bank, N.A., M&T Bank, PNC Bank, N.A., and Credit Suisse AG Cayman Islands Branch as lenders (the “Lenders”); and Bank of America, N.A. as Administrative Agent, Letter of Credit Issuer, and Swing Line Lender.  The Amendment, among other things, amends the definition of “Approved Restructuring Charges” and modifies the “Total Leverage Ratio” for the fiscal quarters ended September 30, 2010 and December 31, 2010.  The Amendment also makes certain other modifications to the terms of the Revolving Credit Agreement.  As of August 25, 2010, other than the outstanding letter of credit balance of $8,700,000, the Company has no borrowings under the Revolving Credit Agreement.  As of June 30, 2010, the most recent fiscal quarter, the Company was in compliance with its debt covenants under the terms of the Revolving Credit Agreement.  The lenders did not charge the Company any administrative fees in connection with the Amendment.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the actual Amendment, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1
First Amendment to the Fourth Amended and Restated Credit Agreement, dated as of December 31, 2009, among the Company and certain subsidiaries of the Company party thereto, Bank of America, N.A., JP Morgan Chase Bank, N.A., RBS Citizens Bank, N.A., M&T Bank, PNC Bank, N.A., and Credit Suisse AG Cayman Islands Branch, dated as of August 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Karen L. Howard
Name:	Karen L. Howard
Title:	Vice President-Finance and Chief Financial Officer

Dated:  August 26, 2010